                                                                   EXHIBIT 12.1

                             PALMER WIRELESS, INC.
      STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                                (IN THOUSANDS)

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
                                                                         NINE
                                                                     MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                         ------------------------------------------ ---------------
                           1992     1993     1994    1995    1996    1996    1997
                         --------  -------  ------- ------- ------- ------- -------
Fixed charges:
 Interest expense....... $  8,326  $ 9,027  $12,769 $21,424 $31,524 $23,654 $24,468
 Portion of rent expense
  representative of
  Interest..............      227      384      531     821   1,172     879   1,023
                         --------  -------  ------- ------- ------- ------- -------
Total Fixed Charges..... $  8,553  $ 9,411  $13,300 $22,245 $32,696 $24,533 $25,491
                         ========  =======  ======= ======= ======= ======= =======
Earnings:
 Income From operations
  before minority
  interest share of
  income and income
  taxes................. $(12,605) $(7,435) $ 2,298 $ 4,682 $ 9,286 $ 7,876 $13,737
 Fixed Charges per
  above.................    8,553    9,411   13,300  22,245  32,696  24,533  25,491
                         --------  -------  ------- ------- ------- ------- -------
Total Earnings.......... $ (4,052) $ 1,976  $15,598 $26,927 $41,982 $32,409 $39,228
                         ========  =======  ======= ======= ======= ======= =======
Ratio of Earnings to
 Fixed Charges(2).......      --       --      1.17    1.21    1.28    1.32    1.54
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(1) The following data is presented on a historical basis and does not reflect the pro forma effects of the Acquisition or the indebtedness of the Company used to fund the Acquisition.
(2) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before extraordinary items and accounting changes, interest expense, taxes and a portion of rent expense representative of interest by the sum of interest expense and a portion of rent expense representative of interest. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the years ended December 31, 1992 and 1993 the deficit of earnings to fixed charges was $12,605 and $7,435, respectively.